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Exhibit 99.1

Chief Financial Officer Named at Kelly Services, Inc.

TROY, Mich. (May 21, 2008) – Kelly Services, Inc., a world leader in human resources solutions, today announced the appointment of Patricia Little as executive vice president and chief financial officer. Little brings more than 20 years of corporate finance, treasury, financial planning and analysis, audit, and management experience to Kelly, having most recently served as general auditor of Ford Motor Company.

Little, whose appointment will be effective July 1, 2008, will succeed Michael Debs, who has served as interim CFO since January. Mr. Debs will continue his role as senior vice president and chief accounting officer.

“Patricia is going to be a valued addition to Kelly and we’re very excited she will join our leadership team,” said Carl Camden, president and chief executive officer of Kelly. “Her depth of global financial experience will be instrumental in helping Kelly achieve our strategic objectives.”

Prior to her role as general auditor of Ford, Little held key leadership positions including director of global accounting, co-director of Ford’s global pension plans, controller of North American operations for Ford Motor Credit, as well as serving in various other finance capacities.

Little earned a Bachelor of Science in Accounting from Drake University and a Master of Business Administration from Carnegie Mellon University.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a world leader in human resources solutions headquartered in Troy, Michigan, offering temporary staffing services, outsourcing, vendor on-site and full-time placement. Kelly operates in 37 countries and territories. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, creative services, light industrial, education, and health care. Revenue in 2007 was $5.7 billion. Visit www.kellyservices.com.

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ANALYST CONTACT	MEDIA CONTACT
James M. Polehna	James D. McIntire
(248) 244-4586	(248) 244-5370
james_polehna@kellyservices.com	james_mcintire@kellyservices.com